Exhibit 99.1

FREMONT GENERAL REPORTS A 130% INCREASE IN QUARTERLY NET INCOME AND
RECORD RESIDENTIAL REAL ESTATE LOAN ORIGINATION VOLUME

     (SANTA MONICA, CALIFORNIA) – April 29, 2003 – Fremont General Corporation (the “Company”) reported net income of $41,576,000 for the first quarter of 2003. This represents an increase of 130%, as compared to net income of $18,057,000 for the first quarter of 2002. Diluted net income per share was $0.56 for the first quarter of 2003, as compared to $0.25 per share for the first quarter of 2002.

     The Company’s stockholders’ equity per share was $5.87 at March 31, 2003. During the quarter ended March 31, 2003, the Company extinguished an additional $4.3 million par value of its senior notes outstanding. The Company has now extinguished a total of $166.9 million par value of its original $425 million par value in senior notes outstanding, or approximately 39% of the original par value. In addition, during the first quarter of 2003, the Company sold all of its residual interests in its three securitizations of residential real estate loans for $40.2 million in cash and recognized a pre-tax gain of $17.5 million on the sale. The Company’s employee benefit trust has repurchased over 400,000 shares of the Company’s outstanding common stock under the February 2003 announced buyback of up to 4 million shares. As of April 29, 2003, the holding company had approximately $89 million in cash and short-term investments.

     The Company’s nationwide industrial bank, Fremont Investment & Loan, reported record pre-tax income of $87,724,000 for the first quarter of 2003, as compared to $42,186,000 for the first quarter of 2002. As of March 31, 2003, Fremont Investment & Loan, with approximately $6.4 billion in assets, had over $5.0 billion in FDIC-insured deposits and is classified as “well capitalized” with a total Risk-Based Capital ratio of 13.74%.

Residential Real Estate Lending

     Residential real estate loan originations totaled $2.33 billion during the first quarter of 2003, up from $1.33 billion during the first quarter of 2002. The net gain on the sale of residential real estate loans during the first quarter of 2003 totaled $37.7 million on net whole loan sales of $2.18 billion, as compared to a net gain of $14.8 million on net loan sales of $896.8 million during the first quarter of 2002. The Company expects that its record residential real estate loan production in the first quarter of 2003 will be surpassed during the second quarter of 2003. The Company also anticipates that the premiums realized on the sales of its residential real estate loans, and the resulting net gain on these sales, will also be higher for the second quarter of 2003, as compared to the first quarter of 2003.

Commercial Real Estate Lending

     Commercial real estate loans receivable, before the allowance for loan losses, totaled approximately $3.77 billion at March 31, 2003, as compared to $3.48 billion at March 31, 2002. Loan amounts funded for originations and existing loan advances increased to $588.0 million during the first quarter of 2003, up from $359.9 million during the first quarter of 2002. Non-performing commercial real estate assets (non-accrual loans and foreclosed real estate) totaled $83.4 million at March 31, 2003, down from $127.7 million as of March 31, 2002. Net loan charge-offs for the commercial real estate portfolio increased during the first quarter of 2003 to $8.6 million from $3.6 million during the first quarter of 2002, but decreased from a level of $11.9 million during the fourth quarter of 2002. The annualized net charge-off ratio for the first quarter of 2003 for the commercial real estate loan portfolio was 0.93%, which is consistent with a ratio of 0.87% for all of 2002.

Net Interest Income and Asset Quality

•	Net interest income for financial services increased to $81.5 million during the first quarter of 2003, as compared to $60.8 million during the first quarter of 2002. The net interest margin, as a percentage of interest-earning assets, increased to 5.29% during the first quarter of 2003, as compared to 4.98% during the first quarter of 2002.

•	Non-performing assets (non-accrual loans and foreclosed real estate) decreased to $104.0 million as of March 31, 2003 from $167.4 million at March 31, 2002. Accruing loans past due 90 days or more were $11.6 million at March 31, 2003 and include loans that are contractually past maturity, but continue to make full interest payments.

•	Net loan charge-offs increased during the first quarter of 2003 to $8.9 million from $5.6 million during the first quarter of 2002. Of the $8.9 million, $8.6 million was attributable to commercial real estate loans, which is reflective of the economic conditions present in many of the markets that we serve, but it is within management’s expectations during the current phase of the business cycle for this lending operation.

•	Management has affirmatively increased the allowance for loan losses, as a percentage of total loans receivable, to 4.25% at March 31, 2003. Management believes that this level of allowance provides a solid protection to the Company’s balance sheet and, as of March 31, 2003, the allowance for loan losses was 168.4% of the total non-performing assets.

     Fremont General Corporation is an industrial bank holding company and its common stock is traded on the New York Stock Exchange under the symbol “FMT”. Fremont Investment & Loan provides nationwide commercial and residential real estate lending through its 14 regional offices (nine commercial and five residential) and does so primarily on a first mortgage or first trust deed basis. As of March 31, 2003, Fremont Investment & Loan had commercial real estate loans in its portfolio located in 44 states and during the first quarter of 2003, it originated residential real estate loans in 44 states.

     This news release may contain “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and the Company’s currently reported results are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. These statements and the Company’s reported results are not guarantees of future performance and there can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially and adversely from the Company’s projected or reported results as a result of significant risks, uncertainties and assumptions that are difficult to predict, including: (i) changes in the interest rate environment, (ii) changes in general and specific economic conditions and trends, (iii) changes in asset and loan valuations and the costs of originating loans, (iv) changes in the volume of loans originated, loans sold, the pricing of existing and future loans, and the premiums realized upon the sale of such loans, (v) access to the necessary capital resources to fund loan originations and the condition of the whole loan sale and securitization markets, (vi) the impact of changes in the commercial and residential real estate markets, particularly in California, (vii) the effect of litigation, state and federal legislation and regulations, and regulatory actions, (viii) the collectibility, and timing thereof, of loan balances, (ix) adverse development of, and the variability in determining, the allowance for loan losses, and (x) other events and factors beyond our control. For a more detailed discussion of risks and uncertainties, see the Company’s public filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

•	Fremont General will host an investor conference call to discuss the Company’s results. The call will begin at 1:00 p.m. (ET) on April 29, 2003.

•	The call will be webcast live on the Internet at http://www.companyboardroom.com. Go to the web site at least 15 minutes before the event to download and install any necessary audio software. The webcast will be archived for 60 days.

•	To listen to the live call by telephone, dial 706/634-1256 ten minutes before the start time. The telephone replay will be archived for seven days at 706/645-9291 – use Conference ID 9989498.

•	The Company’s periodic reports as filed with the Securities and Exchange Commission can be accessed at http://www.sec.gov.

Contact: Investor Relations — Phone 310/315-5500

Fremont General Corporation
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31st

	2003	2002

Consolidated Statement of Operations:
Pre-tax income:
Financial services	$87,724	$42,186
Corporate and other interest expense	(16,898)	(12,486)

Total pre-tax income from continuing operations	70,826	29,700
Provision for income taxes	(29,250)	(11,643)

Net income	$41,576	$18,057

Per Share Data:
Net income:
Basic	$0.60	$0.27
Diluted	0.56	0.25
Weighted Average Shares Outstanding:
Basic	68,962	65,930

Diluted	74,590	71,018

Cash Dividends Declared per Common Share	$0.03	$0.02

Stockholders’ Equity per Share at Period-End	$5.87	$5.21

Shares Outstanding at Period-End	75,734	72,587

Fremont General Corporation
(Thousands of dollars)

	Three Months Ended
	March 31st

	2003	2002

Financial Services
Interest and fee income on loans	$118,636	$99,377
Interest income on investment securities	1,146	723

Total interest income	119,782	100,100
Interest expense	38,238	39,261

Net interest income	81,544	60,839
Provision for loan losses	22,920	15,511

Net interest income after provision for loan losses	58,624	45,328
Gain on sales of residential real estate loans	37,732	14,841
Gain on sale of residual interests in securitizations	17,503	—
Non-interest income	5,926	3,105
Non-interest expense	(32,061)	(21,088)

Pre-tax income	$87,724	$42,186

Average net interest-earning assets (NEA)	$6,255,162	$4,952,162

As a percentage of NEA:
Total interest income	7.77%	8.20%
Interest expense	2.48%	3.22%

Net interest income	5.29%	4.98%

Loan originations and advances:
Commercial real estate	$588,000	$359,900

Residential real estate	2,329,100	1,327,200

Residential real estate loans sold	2,181,000	896,800

Ratio (annualized) of net charge-offs to average loans	0.87%	0.58%

	Mar 31	Dec 31
	2003	2002

Loans receivable	$4,119,467	$4,137,885

Allowance for loan losses	175,162	161,190

Allowance for loan losses to loans receivable	4.25%	3.90%

Loans held for sale (HFS)	$1,801,560	$1,673,145

Non-performing assets (NPA):
Non-accrual loans receivable	$71,429	$86,870
Non-accrual loans HFS	5,670	6,709
Real estate owned (REO):
Portfolio	26,040	10,913
HFS	855	2,850

	$103,994	$107,342

NPA to loans receivable, loans HFS and REO	1.75%	1.84%

Accruing loans past due 90 days or more	$11,571	$—

•	Loans receivable do not include loans designated as held for sale and are stated before the allowance for loan losses.

•	The average NEA includes loan receivables and loans designated as held for sale (including loans on on non-accrual status), and investment securities.

•	Average loans receivable for calculating the net charge-off ratio do not include loans designated as held for sale.

•	Accruing loans past due 90 days or more may include loans that are contractually past maturity but continue to make interest payments.

•	Loans held for sale are residential real estate loans valued at the lower of cost or market.